As filed with the Securities and Exchange Commission on August 21, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AmpliPhi Biosciences Corporation
(Exact Name of Registrant as Specified in Its Charter)

Washington	2836	91-1549568
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3579 Valley Centre Drive, Suite 100
San Diego, California 92130
(858) 829-0829
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul C. Grint, M.D.
Chief Executive Officer
AmpliPhi Biosciences Corporation
3579 Valley Centre Drive, Suite 100
San Diego, California 92130
(858) 829-0829
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas A. Coll, Esq. Asa M. Henin, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Rick A. Werner, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 (212) 659-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(2)(3)		Amount of registration fee
Common stock, $0.01 par value per share	$
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof	$
Total		$12,000,000	$1,494

(1)
The securities registered hereunder also include the shares of common stock as may be issued upon exercise of pre-funded warrants registered hereby. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of any additional securities that the underwriter has the option to purchase.

(3)
The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering, and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $12,000,000.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 21, 2018
Shares of Common Stock
Pre-Funded Warrants to Purchase Shares of Common Stock
We are offering      shares of our common stock. We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded warrant will be equal to the price per share at which shares of common stock are sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant will be $0.01 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Our common stock is listed on the NYSE American under the symbol “APHB.” On August 20, 2018, the last reported sale price of our common stock on the NYSE American was $1.16 per share. The public offering price per share and any pre-funded warrant will be determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on any national securities exchange or other nationally recognized trading system.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
In addition, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” for additional information.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter an option for a period of 30 days from the date of this prospectus to purchase up to an additional      shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions payable by us will be $    , and the total proceeds to us, before expenses, will be $    .
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the shares of common stock and any pre-funded warrants to purchasers on or about            , 2018.
Sole Book-Running Manager
H.C. Wainwright & Co.
The date of this prospectus is            , 2018

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.
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PROSPECTUS SUMMARY
This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “AmpliPhi,” “we,” “us” and “our” refer to AmpliPhi Biosciences Corporation together with its wholly owned subsidiaries.
Overview
Our Company
We are a biotechnology company pioneering the development of precisely targeted bacteriophage therapeutics for patients with serious and life-threatening antibiotic-resistant bacterial infections. Phages have a powerful and highly selective mechanism of action that enables them to bind to and kill specific bacteria. We believe that phages represent a promising means to treat bacterial infections, especially those that have developed resistance to current therapies, including the so-called multi-drug-resistant or “superbug” strains of bacteria.
Our goal is to be the leading developer of bacteriophage therapeutics. We are combining our expertise in the manufacture of drug-quality bacteriophages and our proprietary approach and expertise in identifying, characterizing and developing naturally occurring bacteriophages to develop state-of-the-art therapeutics. We are developing bacteriophage products to combat multi- or pan-drug-resistant bacterial pathogens, leveraging advances in sequencing and molecular biology. We have developed certain bacteriophage combinations that we believe maximize efficacy and minimize development of resistance. We currently have two product candidates in clinical development, AB-SA01 and AB-PA01 for the treatment of Staphylococcus aureus, or S. aureus, infections, including methicillin-resistant S. aureus, or MRSA, and Pseudomonas aeruginosa, or P. aeruginosa, infections, respectively. We intend to develop both product candidates for the treatment of serious or life-threatening, multi-drug resistant infections.
We believe our bacteriophage technology may have unique application in the area of targeted medicine, and in May 2017, we initiated a new strategic emphasis on targeted therapies for serious or life-threatening antibiotic-resistant infections. In particular, we believe our bacteriophage technology can be used to develop precisely targeted therapies for patients who suffer from serious or life-threatening antibiotic-resistant bacterial infections and who have limited or no other satisfactory treatment options. Moreover, we believe our ability to target bacteriophage therapies for antibiotic-resistant infections, combined with the ability of bacteriophage to disrupt biofilm and having the potential to re-sensitize drug-resistant populations to antibiotics, represents what could be a powerful tool against the growing global challenge of antibiotic-resistant infections.
Under existing single-patient expanded access guidelines (also referred to as “compassionate use”), established by the regulatory agencies, we have provided targeted phage therapies to patients suffering from severe antibiotic-resistant infections who have failed prior antibiotic therapies. We believe this strategic approach not only provides potential benefit to patients who have few or no other acceptable therapeutic options, but also generates the clinical and microbiological data from these cases that we expect to support the potential validation of the clinical utility of phage therapy, identify the most promising indications for further clinical development of our AB-SA01 and AB-PA01 product candidates for S. aureus and P. aeruginosa, define optimal treatment regimens, and inform our discussions with the U.S. Food and Drug Administration, or FDA, and other regulatory agencies in 2018 or later on defining a potential path to market approval. We are initially making targeted phage therapies available under the appropriate regulatory expanded access guidelines in the United States and in Australia, where we collaborate with select leading hospitals and key infectious disease physician opinion leaders to identify eligible patients. We believe that the United States and Australia have favorable regulatory frameworks and clinical expertise with respect to treating patients under single-patient expanded access guidelines.
We conducted meetings with the FDA in February of 2017 and August of 2018. In the most recent meeting with the FDA that was focused on our AB-SA01 product candidate targeting S. aureus, we shared the clinical and microbiological results for patients treated with AB-SA01 under our single-patient expanded access program in 2017 and 2018 and the proposed design of randomized controlled clinical trials that we have developed based on input from key infectious disease physician opinion leaders, in order to establish a Phase 2 development plan for multiple indications. Based on the discussions and FDA feedback in the August 2018 meeting, we intend to proceed with our clinical development plans and conduct one or more randomized controlled clinical trials to evaluate the safety and efficacy of AB-SA01. In addition, during the previous meeting with the FDA in February 2017, we received feedback on our previously submitted detailed development proposal to commence a Phase 2 trial with AB-SA01 for the treatment of antibiotic-resistant S. aureus infections in patients with chronic rhinosinusitis. In the official minutes from that meeting, the FDA acknowledged that phage therapy is an exciting approach for treatment of multi-drug- resistant organisms and expressed a commitment to addressing the unique regulatory challenges that might arise during product development.
Risks Associated with Our Business and this Offering
Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section of this prospectus entitled “Risk Factors” and under similarly titled headings of the documents incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:
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There is substantial doubt about our ability to continue as a going concern, which may affect our ability to obtain future financing and may require us to curtail our operations. We will need to raise additional capital to support our operations.

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We have incurred losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future, and our future profitability is uncertain.

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Our product candidates must undergo rigorous clinical testing, such clinical testing may fail to demonstrate safety and efficacy and any of our product candidates could cause undesirable side effects, which would substantially delay or prevent regulatory approval or commercialization.

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Our single-patient expanded access strategy may not be successful, which in turn could adversely affect our business.

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We are dependent on patents and proprietary technology. If we fail to adequately protect this intellectual property or if we otherwise do not have exclusivity for the marketing of our products, our ability to commercialize products could suffer.

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If our competitors are able to develop and market products that are more effective, safer or more affordable than ours, or obtain marketing approval before we do, our commercial opportunities may be limited.

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If you purchase our securities in this offering, you will incur immediate and substantial dilution.

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We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Corporate and Other Information
We were incorporated under the laws of the State of Washington in March 1989 as a wholly owned subsidiary of Immunex Corporation and began operations as an independent company in 1992 as Targeted Genetics Corporation.

In January 2011, we completed the acquisition of Biocontrol Ltd, an antimicrobial biotechnology company based in the United Kingdom, with the goal of developing their phage therapy programs using funding from the sale of our legacy gene therapy assets.
In February 2011, we changed our name to “AmpliPhi Biosciences Corporation.”
In November 2012, we completed the acquisition of Special Phage Holdings Pty Ltd, a company based in Australia, which we refer to as SPH, with the goal of combining SPH’s research on addressing the rapidly escalating problem of antibiotic resistance through the development of a series of bacteriophage-based treatments into our own development programs.
In August 2015, we effected a 1-for-50 reverse split of our common stock, and in April 2017, we effected a 1-for-10 reverse split of our common stock. The share and per share information described in this prospectus that occurred prior to these reverse splits have been adjusted to give retrospective effect to the reverse splits.
Our principal executive offices are located at 3579 Valley Centre Drive, Suite 100, San Diego, California 92130. The telephone number at our principal executive office is (858) 829-0829. Our website address is www.ampliphibio.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities in this offering.
This prospectus contains references to our trademarks and to trademarks and trade names belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the documents incorporated by reference into this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the first sale of our equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, after we became a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act, pursuant to our registration statement on Form 10 (File No. 000-23930). However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed approximately $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We are also a “smaller reporting company” as defined in Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an emerging growth company.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering
Common stock offered by us in this offering
     shares.
Pre-funded warrants offered by us in this offering
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant will be $0.01 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.
Option to purchase additional shares
The underwriter has a 30-day option to purchase up to an additional shares of our common stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.
Common stock to be outstanding after this offering
     shares of common stock, assuming no sale of any pre-funded warrants (or      shares of common stock if the underwriter exercises in full its option to purchase additional shares of common stock, assuming no sale of pre-funded warrants).
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including conducting one or more randomized controlled clinical trials to evaluate the safety and efficacy of AB-SA01 for the treatment of S. aureus infections in multiple indications, along with associated manufacturing expenses, research and development expenses, and general and administrative expenses. See “Use of Proceeds.”
Risk factors
You should read the “Risk Factors” section of this prospectus for a discussion of certain of the factors to consider carefully before deciding to purchase any shares of our common stock or pre-funded warrants in this offering.

National Securities Exchange Listing
Our common stock is listed on the NYSE American under the symbol “APHB.” We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.
The number of shares of our common stock to be outstanding after this offering is based on 16,468,308 shares of common stock outstanding as of June 30, 2018 and assumes the sale and issuance by us of       shares of common stock in this offering and excludes, as of June 30, 2018:
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1,150,915 shares of common stock issuable upon the exercise of outstanding stock options, with exercise prices ranging from $0.73 to $135.00 and having a weighted-average exercise price of $3.09 per share;

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445,376 shares of common stock reserved for future grant under our 2016 Equity Incentive Plan, or the 2016 plan;

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47,172 shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, or the ESPP; and

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8,296,995 shares of common stock issuable upon the exercise of outstanding warrants, with exercise prices ranging from $0.57 to $120.00 and having a weighted-average exercise price of $2.78 per share.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriter of its over-allotment option and no sale of any pre-funded warrants in this offering.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock and the value of the warrants to decline, resulting in a loss of all or part of your investment.
Risks Related to this Offering
You will experience immediate and substantial dilution if you purchase securities in this offering.
As of June 30, 2018, our net tangible book value was approximately $3.4 million, or $0.21 per share. Since the price per share of our common stock being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of  $     per share of common stock being sold in this offering (the last reported sale price of our common stock on the NYSE American on            , 2018), and our net tangible book value per share as of June 30, 2018, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of  $     per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering. The discussion above assumes no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis until such warrants are exercised.
There is no public market for the pre-funded warrants being offered in this offering.
There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including the NYSE American. Without an active market, the liquidity of the pre-funded warrants will be limited.
We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.
We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

Holders of pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise their pre-funded warrants and acquire our common stock.
Until holders of pre-funded warrants acquire shares of our common stock upon exercise of the pre-funded warrants, holders of pre-funded warrants will have no rights with respect to the shares of our common stock underlying such pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Even if this offering is successful, we will need to raise additional capital in the future to continue operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.
We have had recurring losses from operations, negative operating cash flow and an accumulated deficit. We do not generate any cash from operations and must raise additional funds in order to continue operating our business. We expect to continue to fund our operations primarily through equity and debt financings in the future. If additional capital is not available to us when needed or on acceptable terms, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely. As of June 30, 2018, we had cash and cash equivalents of  $5.8 million. We estimate that we will receive net proceeds of approximately $     million from the sale of the securities offered by us in this offering, based on the assumed public offering price of  $     per share (the last reported sale price of our common stock on the NYSE American on            , 2018) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering. We currently anticipate that our existing resources, together with the expected net proceeds from this offering, will be sufficient to fund our planned operations until     . In the event of a decrease in the net proceeds to us from this offering as a result of a decrease in the assumed public offering price or the number of shares offered by us, we may need to raise additional capital sooner than we anticipate. In addition, we cannot provide assurances that our plans will not change or that changed circumstances will not result in the depletion of our capital resources more rapidly than we currently anticipate.
Developing drugs and conducting clinical trials is expensive. Our future funding requirements will depend on many factors, including:
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the costs and timing of our research and development activities;

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the progress and cost of our clinical trials and other research and development activities;

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manufacturing costs associated with our targeted phage therapies strategy and other research and development activities;

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the terms and timing of any collaborative, licensing, acquisition or other arrangements that we may establish;

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whether and when we receive future Australian tax rebates, if any;

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the costs and timing of seeking regulatory approvals;

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the costs of filing, prosecuting, defending and enforcing any patent applications, claims, patents and other intellectual property rights; and

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the costs of lawsuits involving us or our product candidates.

We may seek funds through arrangements with collaborators or others that may require us to relinquish rights to the products candidates that we might otherwise seek to develop or commercialize independently. We cannot be certain that we will be able to enter into any such arrangements on reasonable terms, if at all.
We may seek to raise capital through a variety of sources, including:
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the public equity market;

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private equity financings;

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collaborative arrangements or strategic financings;

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licensing arrangements; and/or

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public or private debt.

Any additional fundraising efforts may divert our management from their day to day activities, which may adversely affect our ability to develop and commercialize our product candidates. Our ability to raise additional funds will depend, in part, on the success of our product development activities, including our targeted phage therapies strategy and any clinical trials we initiate, regulatory events, our ability to identify and enter into in-licensing or other strategic arrangements, and other events or conditions that may affect our value or prospects, as well as factors related to financial, economic and market conditions, many of which are beyond our control. There can be no assurances that sufficient funds will be available to us when required or on acceptable terms, if at all.
If we are unable to secure additional funds when needed or on acceptable terms, we may be required to defer, reduce or eliminate significant planned expenditures, restructure, curtail or eliminate some or all of our development programs or other operations, dispose of technology or assets, pursue an acquisition of our company by a third party at a price that may result in a loss on investment for our stockholders, enter into arrangements that may require us to relinquish rights to certain of our product candidates, technologies or potential markets, file for bankruptcy or cease operations altogether. Any of these events could have a material adverse effect on our business, financial condition and results of operations. Moreover, if we are unable to obtain additional funds on a timely basis, there will be substantial doubt about our ability to continue as a going concern and increased risk of insolvency and up to a total loss of investment by our stockholders.
We are reviewing strategic alternatives and there can be no assurance that we will be successful in identifying or completing any strategic transaction, that any such strategic transaction will result in additional value for our stockholders or that the process will not have an adverse impact on our business.
In December 2017, we announced that we engaged Ladenburg Thalmann & Co. Inc. to conduct a review of strategic alternatives in an effort to maximize stockholder value. We have not set a timetable for completion of this exploratory process and cannot provide any assurances that the process will result in the consummation of a strategic transaction of any kind, or that we will not abandon the process. We do not intend to discuss or disclose further developments during this process unless and until our board of directors has approved a specific action or we otherwise determine that further disclosure is appropriate. The process of reviewing strategic alternatives may be time consuming and disruptive to our business operations and, if we are unable to effectively manage the process, our business, financial condition and results of operations could be adversely affected. We could incur substantial expenses associated with identifying, evaluating and negotiating potential strategic alternatives. There can be no assurance that any potential transaction or other strategic alternative, if consummated, will provide greater value to our stockholders than that reflected in the current price of our common stock. Until the review process is concluded, perceived uncertainties related to our future may result in the loss of potential business opportunities and volatility in the market price of our common stock and may make it more difficult for us to attract and retain qualified personnel and business partners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus or the documents incorporated herein by reference. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:
•
our estimates regarding anticipated operating losses, capital requirements and needs for additional funds;

•
our ability to raise additional capital when needed and to continue as a going concern;

•
our ability to manufacture, or otherwise secure the manufacture of, sufficient amounts of our product candidates for our preclinical studies and clinical trials;

•
our clinical development and other research and development plans and expectations;

•
our ability to select combinations of phages to formulate our product candidates;

•
the safety and efficacy of our product candidates;

•
the anticipated regulatory pathways for our product candidates;

•
our ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of our product candidates and commercialize any approved products on our expected timeframes or at all;

•
the content and timing of submissions to and decisions made by the U.S. Food and Drug Administration and other regulatory agencies;

•
our ability to leverage the experience of our management team;

•
our ability to attract and keep management and other key personnel;

•
the capacities and performance of our suppliers, manufacturers, contract research organizations and other third parties over whom we have limited control;

•
the actions of our competitors and success of competing drugs that are or may become available;

•
our expectations with respect to future growth and investments in our infrastructure, and our ability to effectively manage any such growth;

•
our expectations with respect to our single-patient expanded access strategy, including the ability to demonstrate on the timeframe we anticipate, or at all, proof-of-concept sufficient to support regulatory approval;

•
the size and potential growth of the markets for any of our product candidates, and our ability to capture share in or impact the size of those markets;

•
the benefits of our product candidates;

•
market and industry trends;

•
the outcome of any litigation in which we or any of our officers or directors may be involved;

•
the effects of government regulation and regulatory developments, and our ability and the ability of the third parties with whom we engage to comply with applicable regulatory requirements;

•
the accuracy of our estimates regarding future expenses, revenues, capital requirements and need for additional financing;

•
our expectations regarding future planned expenditures;

•
our ability to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act;

•
our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•
our ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of any of our products and product candidates;

•
our expected use of the net proceeds from this offering; and

•
our ability to operate our business without infringing the intellectual property rights of others.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail in the documents incorporated by reference herein, usually under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain. Given these uncertainties, you should not place undue reliance on these forward-looking statements.
You should carefully read this prospectus, the documents that we incorporate by reference into this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.
Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $     million (or approximately $     million if the underwriter’s over-allotment option is exercised in full) from the sale of the securities offered by us in this offering, based on the assumed public offering price of  $     per share (the last reported sale price of our common stock on the NYSE American on            , 2018), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of any pre-funded warrants issued pursuant to this offering.
A $     increase (decrease) in the assumed public offering price of  $     per share would increase (decrease) the expected net proceeds to us from this offering by approximately $     million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering.
Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $     million, assuming the assumed public offering price of  $     per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering.
We currently intend to use the net proceeds from this offering for general corporate purposes, including conducting one or more randomized controlled clinical trials to evaluate the safety and efficacy of AB-SA01 for the treatment of S. aureus infections in multiple indications along with associated manufacturing expenses, research and development expenses, and general and administrative expense. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.
We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, technologies, products or assets. However, we have no current plans, commitments or obligations to do so.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our preclinical and clinical development programs and single-patient expanded access program, and whether we are able to enter into future licensing or collaboration arrangements. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.
Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

PRICE RANGE OF OUR COMMON STOCK
Our common stock is listed on the NYSE American under the symbol “APHB.” On August 20, 2018, the closing price for our common stock as reported on the NYSE American was $1.16 per share. The following table sets forth the ranges of high and low sales prices per share of our common stock as reported on the NYSE American for the period indicated. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.
	High	Low
Year Ended December 31, 2017
First Quarter	$6.80	$4.20
Second Quarter	$5.00	$0.67
Third Quarter	$1.26	$0.70
Fourth Quarter	$1.65	$0.83
Year Ended December 31, 2018
First Quarter	$2.05	$1.00
Second Quarter	$1.30	$1.05
Third Quarter (through August 2, 2018)	$1.17	$0.91
As of June 29, 2018, there were 91 holders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DILUTION
Our historical net tangible book value as of June 30, 2018 was approximately $3.4 million, or $0.21 per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2018.
After giving effect to the sale of       shares of our common stock at the assumed public offering price of  $     per share (the last reported sale price of our common stock on the NYSE American on            , 2018), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of any pre-funded warrants issued pursuant to this offering, our as adjusted net tangible book value as of June 30, 2018 would have been approximately $     million, or $     per share of common stock. This represents an immediate increase in as adjusted net tangible book value of  $     per share to our existing stockholders, and an immediate dilution of  $     per share to new investors purchasing securities in this offering at the assumed public offering price.
The following table illustrates this dilution on a per share basis:
Assumed public offering price per share		$
Historical net tangible book value per share as of June 30, 2018	$0.21
Pro forma increase in net tangible book value per share attributable to investors in this offering
As adjusted net tangible book value per share after this offering
Dilution per share to investors participating in this offering		$

A $     increase in the assumed public offering price of  $     per share would increase our as adjusted net tangible book value after this offering by $     million, or $     per share, and the dilution per share to investors purchasing securities in this offering would be approximately $     per share, assuming that the number of shares of common stock, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of any pre-funded warrants issued pursuant to this offering. Similarly, a $     decrease in the assumed public offering price of $     per share would decrease our as adjusted net tangible book value after this offering by $     million, or $     per share, and the dilution per share to investors purchasing securities in this offering would be $     per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of any pre-funded warrants issued pursuant to this offering.
We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares of common stock set forth above. An increase of       shares of common stock from the assumed number of shares of common stock set forth on the cover page of this prospectus would increase our as adjusted net tangible book value after this offering by $     million, or $     per share, and the dilution per share to investors purchasing securities in this offering would be approximately $     per share, assuming that the public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of any pre-funded warrants issued pursuant to this offering. Similarly, a decrease of shares of common stock from the assumed number of shares of common stock set forth on the cover page of this prospectus would decrease our as adjusted net tangible book value after this offering by $     million, or $     per share, and the dilution per share to investors purchasing securities in this offering would be approximately $    , assuming that the public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of any pre-funded warrants issued pursuant to this offering. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing. The discussion and table above assume (i) no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the underwriter’s over-allotment option to purchase up to an additional shares of common stock.
If the underwriter exercises in full its option to purchase up to      additional shares of common stock at the assumed public offering price of  $     per share (the last reported sale price of our common stock on the NYSE American on            , 2018), the as adjusted net tangible book value after this offering would be $     million, or $     per share, representing an increase in net tangible book value of $     per share to existing stockholders and immediate dilution in net tangible book value of  $     per share to investors purchasing our securities in this offering at the assumed public offering price.
The foregoing discussion and table does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants, including the pre-funded warrants offered pursuant to this offering, having a per share exercise price less than the public offering price per share in this offering.
The foregoing discussion and table are based on 16,468,308 shares of common stock outstanding as of June 30, 2018, and excludes as of that date:
•
1,150,915 shares of common stock issuable upon the exercise of outstanding stock options, with exercise prices ranging from $0.73 to $135.00 and having a weighted-average exercise price of $3.09 per share;

•
445,376 shares of common stock reserved for future grant under the 2016 plan;

•
47,172 shares of common stock reserved for future issuance under the ESPP; and

•
8,296,995 shares of common stock issuable upon the exercise of outstanding warrants, with exercise prices ranging from $0.57 to $120.00 and having a weighted-average exercise price of $2.78 per share.

To the extent that options or warrants outstanding as of June 30, 2018 have been or may be exercised or other shares issued, investors purchasing securities in this offering may experience further dilution. In addition, we may seek to raise additional capital in the future through the sale of equity or convertible debt securities. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our capital stock by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current executive officers and directors as a group.

The percentage ownership information is based on 16,468,308 shares of common stock outstanding as of June 30, 2018.
The following table is based upon information supplied by officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any, and other documents filed with the SEC. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before August 29, 2018, which is 60 days after June 30, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o AmpliPhi Biosciences Corporation, 3579 Valley Centre Drive, Suite 100, San Diego, California 92130.
	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% or Greater Shareholders
Sabby Management, LLC(1) 10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458	1,280,910	7.8%
Empery Asset Management, LP(2) 1 Rockefeller Plaza, Suite 1205 New York, New York 10020	1,149,449	6.9%
Directors and Named Executive Officers
Paul C. Grint, M.D.(3)	1,719	*
Jeremy Curnock Cook(4)	470,887	2.9%
Louis Drapeau(5)	1,734	*
Michael S. Perry, Ph.D.(6)	467,654	2.1%
Vijay B. Samant(7)	1,120	*
Wendy S. Johnson(8)	5,590	*
Steve R. Martin(9)	22,959	*
Igor P. Bilinsky, Ph.D.(10)	52,343	*
M. Scott Salka(11)	71,421	*
All current executive officers and directors as a group (8 persons)(12)	557,536	3.4%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of  (a) 640,455 shares of common stock held by Sabby Healthcare Master Fund, Ltd., which we refer to as Sabby Healthcare and (b) 640,455 shares of common stock held by Sabby Volatility

Warrant Master Fund, Ltd., which we refer to as Sabby Volatility. Sabby Management, LLC serves as the investment manager of Sabby Healthcare and Sabby Volatility, and has shared voting and investment power over the shares beneficially owned by Sabby Healthcare and Sabby Volatility listed in the foregoing clauses (a) and (b). Shares held by Sabby Healthcare and Sabby Volatility may be deemed to be indirectly beneficially owned (as defined under Rule 13d-3 promulgated under the Exchange Act) by Sabby Management, LLC. Sabby Management, LLC disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Hal Mintz is the Manager of Sabby Management, LLC. Shares held by this entity may be deemed to be indirectly beneficially owned (as defined under Rule 13d-3 promulgated under the Exchange Act) by Mr. Mintz. Mr. Mintz disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.
(2)
Consists of 1,000,000 shares of common stock and warrants exercisable for 149,449 shares of common stock.

(3)
Consists of 1,120 shares of common stock that Dr. Grint has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(4)
Consists of  (a) 330 shares of common stock, (b) 411,105 shares referenced held by One Fund Management Limited as Trustee for Asia Pacific Healthcare Fund II (“One Funds”), an entity with which Mr. Cook is affiliated, and warrants exercisable for 55,365 shares of common stock, and (c) 4,087 shares of common stock that Mr. Cook has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(5)
Consists of 1,000 shares of common stock and 734 shares of common stock that Mr. Drapeau has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(6)
Consists of  (a) 230 shares of common stock, (b) 411,105 shares referenced held by One Funds, an entity with which Dr. Perry is affiliated, and warrants exercisable for 55,365 shares of common stock, and (c) 954 shares of common stock that Dr. Perry has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(7)
Consists of 1,120 shares of common stock that Mr. Samant has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(8)
Consists of 100 shares of common stock and 5,490 shares of common stock that Ms. Johnson has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(9)
Consists of 376 shares of common stock and 22,583 shares of common stock that Mr. Martin has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(10)
Consists of 52,343 shares of common stock that Dr. Bilinsky has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options.

(11)
Consists of 71,421 shares of common stock that Mr. Salka has the right to acquire from us within 60 days of June 30, 2018, pursuant to the exercise of stock options. In May 2017, Mr. Salka resigned as our Chief Executive Officer and as a member of our board of directors.

(12)
Includes the shares described in footnotes (3) through (10) above (without duplication of the shares and warrants held by One Funds, an entity with which both Mr. Cook and Dr. Perry are affiliated).

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock, certain provisions of our articles of incorporation and bylaws, and certain provisions of Washington law are summaries. The following description is not complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the relevant provisions of the Washington Business Corporation Act.
As of the date of this prospectus, our articles of incorporation authorize us to issue 67,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
The holders of our common stock are entitled to the following rights:
Voting
Our common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future.
Preferred Stock
Our board of directors has the authority, without further action by the stockholders, to issue 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

There currently are no provisions under our amended and restated articles of incorporation or under any other contractual obligations whereby we are authorized or required to issue or sell shares of preferred stock and we have no present plans to issue any shares of preferred stock.
Anti-Takeover Effects of Provisions of Our Articles of Incorporation, Our Bylaws and Washington Law
Provisions in our articles of incorporation, our bylaws and under Washington law may delay or prevent an acquisition of us or a change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. These provisions include a classified board of directors and a requirement for the vote of stockholders holding at least two-thirds of all shares of our issued and outstanding capital stock to approve certain changes to our articles of incorporation or certain business combinations. These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. Additionally, because we are incorporated in Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which, among other things, prohibits a target corporation, with certain exceptions, from engaging in certain “significant business transactions” for a period of five years after the share acquisition by an “acquiring person”, unless (a) the significant business transaction is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition or (b) the significant business transaction was approved by both the majority of the members of the target corporation’s board of directors and approved at a stockholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation. Such significant business transactions may include, among other things:
•
any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•
any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•
allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute or is approved by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at an annual or special meeting of stockholders.
NYSE American Listing
Our common stock is listed on the NYSE American under the symbol “APHB.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering      shares of our common stock or pre-funded warrants to purchase shares of our common stock. The shares of common stock or pre-funded warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants offered hereby.
Common Stock
The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.
Pre-Funded Warrants
The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.
Duration and Exercise Price.   Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.
Exercisability.    The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.
Cashless Exercise.     If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.
Transferability.    Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.
Exchange Listing.    There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.
Right as a Stockholder.     Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction.    In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

UNDERWRITING
We have entered into an underwriting agreement with H.C. Wainwright & Co., LLC (the “underwriter”) as the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, shares of our common stock and/or pre-funded warrants. Our common stock trades on the NYSE American under the symbol “APHB.”
Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the respective number of shares of common stock and pre-funded warrants set forth opposite its name below:
Underwriter	Number of Shares of Common Stock	Number of Pre-funded Warrants
H.C. Wainwright & Co., LLC
The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock and/or pre-funded warrants offered by this prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the shares of common stock and/or pre-funded warrants if any of the securities are purchased, other than those shares covered by the option to purchase additional securities described below.
Option to Purchase Additional Securities
We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriter to purchase up to      shares of common stock at a price of  $     per share from us to cover over-allotments, if any, less the underwriting discount and commissions.
Discounts, Commissions and Expenses
The underwriter proposes to offer the shares of common stock and/or pre-funded warrants purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of  $     per share or per pre-funded warrant. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
In connection with the sale of the common stock and/or pre-funded warrants to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 6% of the gross proceeds of this offering, or $     per share of common stock or per pre-funded warrant.
The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering:
	Per Share	Per Pre-Funded Warrant	Total Per Share	Total Per Pre-Funded Warrant
Public offering price	$	$	$	$
Underwriting discounts and commissions payable by us	$	$	$	$
We have also agreed to pay the underwriter a management fee equal to 1.0% of the gross proceeds raised in this offering, to reimburse the underwriter for reasonable out-of-pocket expenses, including legal fees and expenses, of up to $100,000 and to provide the underwriter with a $25,000 non-accountable expense allowance. We estimate the total expenses payable by us for this offering will be approximately $    , which amount excludes the underwriting discount and commissions.

Indemnification
Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.
Determination of Offering Price
The actual offering price of the securities we are offering will be negotiated between us and the underwriter based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price.
Lock-Up Agreements
We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of H.C. Wainwright & Co., LLC for a period of 90 days following the date of this prospectus. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions, including for (i) the issuance of shares of our common stock, warrants and shares of our common stock underlying the pre-funded warrants sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants or pursuant to certain other rights, (iii) the issuance of shares of our common stock or options to acquire shares of our common stock pursuant to our existing equity incentive plans and (iv) the filing of one or more registration statements on Form S-8 with respect to shares of our common stock underlying our equity incentive plans from time to time.
In addition, subject to certain limited circumstances, each of our directors and executive officers, and certain of our principal stockholders, has entered into a lock-up agreement with the underwriter. Under the lock-up agreements, the directors, executive officers and applicable stockholders may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of H.C. Wainwright & Co., LLC, for a period of 90 days from the date of this prospectus. This consent may be given at any time without public notice.
Electronic Distribution
This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriter’s websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids
The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares of common stock:
•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our shares of common stock. These transactions may be effected on the NYSE American, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriter also may engage in passive market making transactions in our shares of common stock in accordance with Regulation M during a period before the commencement of offers or sales of our shares of common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.
Other Relationships
From time to time, certain of the underwriter and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. H.C. Wainwright & Co., LLC served as our sole book-running manager in connection with our underwritten public offering we consummated on May 10, 2017, for which it received compensation. H.C. Wainwright & Co., LLC served as our exclusive placement agent in connection with our registered public offerings we consummated in January 2018 and March 2018, for which it received compensation.

LEGAL MATTERS
The validity of the securities being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. The underwriter is being represented by Haynes and Boone, LLP, New York, New York.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 3579 Valley Centre Drive, Suite 100, San Diego, California 92130 or telephoning us at (858) 829-0829.
We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.ampliphibio.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37544):
•
our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 14, 2018;

•
our quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 15, 2018 and August 9, 2018;

•
our current reports on Form 8-K and any amendments thereto on Form 8-K/A, filed with the SEC on January 3, 2018, January 12, 2018 and March 22, 2018; and

•
the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on August 18, 2015, including all amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.
We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written requests for documents to AmpliPhi Biosciences Corporation, Attn: Chief Financial Officer, 3579 Valley Centre Drive, Suite 100, San Diego, California 92130. You may also telephone us at (858) 829-0829.
In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

          Shares of Common Stock
Pre-Funded Warrants to Purchase Shares of Common Stock

PROSPECTUS

           , 2018

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the securities being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the FINRA filing fee.
Amount
SEC registration fee		$1,494
FINRA filing fee		$1,250
Blue-sky qualification fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
To be filed by amendment.

Item 14.   Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Washington. Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses (including legal expenses) and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.560 of the Washington Business Corporation Act authorizes a corporation, if authorized by its articles of incorporation or by a provision in the corporation’s bylaws approved by its stockholders, to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of  (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.
Article 11 of the Registrant’s articles of incorporation, provides that, to the fullest extent that the Washington Business Corporation Act permits the limitation or elimination of the liability of a director, a director shall not be liable to the Registrant or its stockholders for monetary damages for conduct as a director. Section 10 of the Registrant’s amended and restated bylaws requires the Registrant to indemnify every present or former director or officer against expenses, liabilities and losses incurred in connection with serving as a director or officer, as applicable, and to advance expenses of such director or officer incurred in defending any proceeding covered by the indemnity.
The Registrant maintains a policy of directors’ and officers’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. The Registrant has also entered into indemnification agreements with its executive officers and directors that provide for the indemnification of directors and executive officers to the fullest extent permitted by the Washington Business Corporation Act against expenses reasonably incurred by such persons in any threatened, pending or completed action, suit, investigation or proceeding in connection with their service as (i) a director or officer or (ii) a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the Registrant’s request. In addition, the indemnification agreements provide the Registrant with the obligation to advance expenses under certain circumstances and provide for procedural protections, including a determination by a reviewing party as to whether the indemnitee is permitted to be indemnified under applicable law. In addition, the Registrant acknowledges that it will be the indemnitor of first resort should the indemnitee have rights to indemnification provided by other persons.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding securities issued and options granted by us since January 1, 2014 that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Also included is the consideration, if any, received by the Registrant, for such securities and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
(1)
From June 30, 2015 to June 30, 2018, the Registrant granted stock options under its 2013 Stock Incentive Plan to purchase an aggregate of 18,469 shares of common stock (net of expirations and cancellations) to its employees, directors and consultants, having exercise prices ranging from $28.20 to $28.50 per share, of which no shares have been exercised through the date hereof. These issuances of securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. Appropriate legends were affixed to the securities issued in these transactions.

(2)
From June 30, 2015 to June 30, 2018, the Registrant granted stock options under its 2016 Stock Incentive Plan to purchase an aggregate of 1,109,872 shares of common stock (net of expirations and cancellations) to its employees, directors and consultants, having exercise prices ranging from $0.73 to $14.30 per share, of which no shares have been exercised through the date hereof. These issuances of securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. Appropriate legends were affixed to the securities issued in these transactions.

(3)
In February 2016, pursuant to the terms of an Asset Purchase Agreement, dated January 4, 2016, the Registrant issued warrants to purchase up to an aggregate of 17,000 shares of its common stock at an exercise price of  $120.00 per share to former shareholders of Novolytics Limited. The offers, sales and issuances were deemed to be exempt from registration under the Securities Act. The purchasers of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of such purchasers was an “accredited investor” under Rule 506 of Regulation D or not a “U.S. person” under Regulation S.

(4)
On April 8, 2016, pursuant to the terms of a Common Stock Issuance Agreement, the Registrant issued 85,346 shares of its common stock to certain former holders of its Series B redeemable convertible preferred stock. As consideration for the common stock issued and the amendments to certain warrants to purchase common stock, the recipients waived their right to receive approximately $2.2 million in aggregate cash payments to which they were entitled upon the conversion of their shares of Series B redeemable convertible preferred stock in respect of accrued dividends on their former shares of Series B redeemable convertible preferred stock. The recipients also waived their registration rights with respect to certain future registration statements that may be filed, and certain future public offerings that may be conducted, by the Registrant. The issuance of shares of common stock under the Common Stock Issuance Agreement was deemed to be exempt from registration under the Securities Act. Each of the recipients of such shares acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each recipient was also an “accredited investor” under Rule 506 of Regulation D or not a “U.S. person” under Regulation S.

(5)
On June 21, 2016, the Registrant issued 75,020 shares of its common stock to certain former holders of its Series B convertible preferred stock, for no additional consideration pursuant to Section 3 of the Common Stock Issuance Agreement, dated April 8, 2016, between the Registrant and such holders. The issuance of such shares of common stock was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D thereunder. Appropriate legends were affixed to the shares issued in this transaction.

(6)
On June 29, 2017, the Registrant issued 2,868 shares of its common stock to certain former holders of its Series B convertible preferred stock, for no additional consideration pursuant to an Amendment to the Common Stock Issuance Agreement, dated June 27, 2017, between the Registrant and such holders. The issuance of such shares of common stock was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D thereunder. Appropriate legends were affixed to the shares issued in this transaction.

(7)
On September 19, 2017, the Registrant issued 52,321 shares of its common stock to certain former holders of its Series B convertible preferred stock, for no additional consideration pursuant to the Amendment to the Common Stock Issuance Agreement, dated June 27, 2017, between the Registrant and such holders. The issuance of such shares of common stock was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D thereunder. Appropriate legends were affixed to the shares issued in this transaction

Item 16.   Exhibits and financial statement schedules.
(a) Exhibits.
See the Exhibit Index immediately preceding the signature page to this registration statement, which is incorporated by reference herein.
(b) Financial statement schedules.
No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.
Item 17.   Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each investor.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated as of November 12, 2010, by and among the Company, Sheffield Acquisition 1, Inc., and Sheffield Acquisition 2, Inc. (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-193458), filed with the SEC on January 21, 2014).
2.2	Stockholder Sale Agreement, dated as of September 8, 2012, by and among the Company, Anthony Smithyman and Margaret Smithyman, AmpliPhi Australia Pty Ltd, Special Phage Holdings Pty Ltd, and the other parties listed therein (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-193458), filed with the SEC on January 21, 2014).
2.3	Asset Purchase Agreement, dated as of January 4, 2016, by and between the Company and Novolytics Limited (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2016).
3.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 16, 2015).
3.2	Articles of Amendment to Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on April 24, 2017).
3.3	Amended and Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 16, 2015).
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (File No. 333-217563), filed on May 1, 2017).
4.3	Form of Warrant to Purchase Shares of Common Stock issued to purchasers in June 2013, July 2013 and December 2013 in connection with private placements (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
4.4	Subscription Agreement to Purchase Series B Preferred Stock and Common Stock Warrants, dated June 26, 2013 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
4.5	Registration Rights Agreement, dated December 16, 2013, by and among the Company and certain purchasers of the Company’s Common Stock (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
4.6	Subscription Agreement to Purchase Common Stock and Warrants, dated December 16, 2013 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
4.7	Subscription Agreement to Purchase Common Stock and Warrants, dated March 10, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 19, 2015).
4.8	Form of Common Stock Warrant issued to purchasers in March 2015 private placement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 19, 2015).

Exhibit Number	Description of Document
4.9	Registration Rights Agreement, dated March 10, 2015, by and among the Company and certain purchasers of the Company’s Common Stock (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on March 19, 2015).
4.10	Form of Amendment to Warrants to Purchase Shares of Common Stock issued to purchasers in June 2013, July 2013 and December 2013 in connection with private placements (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 15, 2015).
4.11	Form of Warrant to Purchase Shares of Common Stock issued in connection with the Company’s acquisition of Biocontrol Ltd in December 2011 (incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2016).
4.12	Form of Warrant to Purchase Shares of Common Stock issued in connection with the issuance of convertible notes of the Company in February 2013, March 2013, April 2013 and May 2013 (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2016).
4.13	Form of Warrant to Purchase Shares of Common Stock issued in connection with the Company’s acquisition of certain assets of Novolytics Limited in February 2016 (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2016).
4.14	Form of Warrant to Purchase Common Stock issued to purchasers in May 2016 registered direct offering (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 1, 2016).
4.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed with the SEC on June 1, 2016).
4.16	Form of Warrant to Purchase Common Stock issued to purchasers in November 2016 registered direct offering (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 17, 2016).
4.17	Form of Warrant to Purchase Common Stock issued to purchasers in May 2017 (incorporated by reference to Exhibit 4.18 to the Company’s Registration Statement on Form S-1 (File No. 333-217169)).
4.18	Form of Pre-funded Warrant issued to purchasers in May 2017 (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form S-1 (File No. 333-217169)).
4.19†	Form of Pre-Funded Warrant.
5.1†	Opinion of Cooley LLP.
10.1+	Targeted Genetics Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).
10.2+	AmpliPhi Biosciences Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).
10.3+	Form of Stock Option Agreement under AmpliPhi Biosciences Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).
10.4+	AmpliPhi Biosciences Corporation 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).

Exhibit Number	Description of Document
10.5+	Form of Grant Notice and Stock Option Agreement under AmpliPhi Biosciences Corporation 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2016).
10.6+	AmpliPhi Biosciences Corporation 2016 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 11, 2017).
10.7+	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the AmpliPhi Biosciences Corporation 2016 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8, filed with the SEC on June 22, 2016).
10.8+	AmpliPhi Biosciences Corporation 2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8, filed with the SEC on June 22, 2016).
10.9+	Form of Indemnity Agreement with the Company’s Directors and Executive Officers (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 19, 2016).
10.10+	Offer Letter, dated as of January 18, 2016, by and between the Company and Steve R. Martin (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 19, 2016).
10.11+	Offer Letter, dated as of January 27, 2017, by and between the Company and Igor P. Bilinsky, Ph.D (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 2, 2017).
10.12+	Consulting Agreement, dated as of February 1, 2017, by and between the Company and Wendy S. Johnson (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the SEC on February 2, 2017).
10.13+	Offer Letter, dated as of January 27, 2017, by and between the Company and Igor P. Bilinsky, Ph.D. (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 2, 2017).
10.14+	Amendment to Offer Letter Agreement, dated April 1, 2017, by and between the Company and Igor P. Bilinsky, Ph.D. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 4, 2017).
10.15+	Amendment to Offer Letter Agreement, dated April 1, 2017, by and between the Company and Steve R. Martin (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed with the SEC on April 4, 2017).
10.16+	Separation and Consulting Agreement, dated May 30, 2017, by and between the Registrant and M. Scott Salka (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2017).
10.17+	Offer Letter, dated June 1, 2017, by and between the Company and Paul C. Grint, M.D. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2017).
10.18	Loan Repayment Deed, dated September 28, 2012, by and among the Company, Cellabs Pty Ltd and Special Phage Holdings Pty Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
10.19	Cooperative Research and Development Agreement, dated as of June 13, 2013, by and between the Company and United States Army Medical Research and Materiel Command (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).

Exhibit Number	Description of Document
10.20	Agreement of Lease, dated as of February 23, 2011, by and between the Company and Virginia Biotechnology Research Partnership Authority (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
10.21	Lease, dated as of December 8, 2011, by and between Biocontrol Limited, Nevis Limited and Charter Limited (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
10.22*	License Agreement, dated as of July 3, 2007, by and between the Company and Health Protection Agency, Centre for Emergency Preparedness and Response (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-193458), filed with the SEC on January 21, 2014).
10.23	Agreement of Lease of Business Premises, dated as of February 21, 2014, by and between Avotehna d.d. and Ampliphi, Biotehnološke Raziskave in Razvoj, d. o. o. (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form 10, as amended (File No. 000-23930), filed with the SEC on December 16, 2013).
10.24	Agreement of Sublease, dated as of April 17, 2015, by and between the Company and Virginia Biotechnology Research Partnership Authority (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K, as amended, filed with the SEC on April 30, 2015).
10.25	Common Stock Issuance Agreement, dated April 8, 2016, by and among the Company and the persons and entities listed on Exhibit A thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2016).
10.26	First Amendment to Common Stock Issuance Agreement, dated June 27, 2017, by and among the Company and the persons and entities listed on Exhibit A thereto (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed on June 30, 2017).
10.27	Placement Agency Agreement, dated as of May 31, 2016, by and among the Company, Roth Capital Partners, LLC and Griffin Securities, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 1, 2016).
10.28	Settlement Agreement, dated as of November 12, 2016, by and between the Company and NRM VII Holdings I, LLC (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 14, 2016).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 14, 2018).
23.1†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained on the signature page).

+
Indicates management contract or compensatory plan

*
The Registrant has obtained confidential treatment with respect to certain portions of this exhibit

†
To be filed by amendment

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on the 21st day of August, 2018.
AMPLIPHI BIOSCIENCES CORPORATION
By:
/s/ Paul C. Grint, M.D.

 Paul C. Grint, M.D.
 Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul C. Grint, M.D. and Steve R. Martin, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE
/s/ Paul C. Grint, M.D. Paul C. Grint, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2018
/s/ Steve R. Martin Steve R. Martin	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2018
/s/ Jeremy Curnock Cook Jeremy Curnock Cook	Chairman of the Board of Directors	August 21, 2018
/s/ Louis Drapeau Louis Drapeau	Director	August 21, 2018
/s/ Wendy S. Johnson Wendy S. Johnson	Director	August 21, 2018
/s/ Michael S. Perry, Ph.D. Michael S. Perry, Ph.D.	Director	August 21, 2018
/s/ Vijay B. Samant Vijay B. Samant	Director	August 21, 2018